UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2023

Premier, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36092	35-2477140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC28277

(Address of principal executive offices, including zip code)

(704) 357-0022

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	PINC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 14, 2023, Premier, Inc. (“Premier”) and its wholly owned subsidiaries, Non-Healthcare Holdings LLC (the “Company”), Premier Supply Chain Improvement, Inc., Premier Healthcare Alliance, L.P., Acurity, LLC, Innovatix, LLC, Essensa Ventures, LLC, and Premier Healthcare Solutions, Inc. (collectively, the “Premier Parties”) and Omnia Partners, LLC (the “Buyer”), entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) pursuant to which all of the equity interests (the “Equity Interests”) in the Company will be sold to the Buyer (the “Equity Purchase”) for a cash purchase price of approximately $800 million, subject to certain adjustments, including a true-up adjustment to the purchase price to be paid within approximately eight months following the Closing. The Company holds contracts pursuant to which Premier’s non-healthcare members participate in its group purchasing organizations.

The Equity Purchase Agreement contains customary representations and warranties, covenants, agreements and indemnities. The closing of the Equity Purchase, which is currently expected to occur in early August 2023 (the “Closing”), is subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”).

The Equity Purchase Agreement contains certain termination rights of the parties, including if (i) the Closing has not occurred within 90 days after the effective date of the Equity Purchase Agreement, subject to a 30-day extension in the event of the withdrawal and re-filing of the HSR filing and (ii) the other party has breached its representations, warranties or covenants, subject to certain negotiated materiality qualifications and cure periods as set forth in the Equity Purchase Agreement. Upon termination of the Equity Purchase Agreement under specified circumstances, Buyer will be required to pay the Premier Parties a termination fee of approximately $40 million in cash.

The above description of the Equity Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

For a period of at least 10 years following the closing of the transaction, the non-healthcare GPO members will continue to be able to make purchases through Premier’s group purchasing contracts and both Premier and the Buyer will have aligned growth incentives and have the opportunity to economically benefit from non-healthcare GPO members’ continued purchasing through Premier’s contract portfolio.

The representations, warranties and covenants contained in the Equity Purchase Agreement were made only for purposes of the Equity Purchase Agreement and as of specified dates, were solely for the benefit of the parties to the Equity Purchase Agreement, and may be subject to limitations agreed upon by the parties thereto which include being qualified by confidential disclosures exchanged between the parties in connection with the Equity Purchase Agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Equity Purchase Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of applicable parties thereto. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Equity Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01. Regulation FD Disclosure.

On June 14, 2023, Premier issued a press release announcing the Equity Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information discussed under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing by Premier under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1*	Equity Purchase Agreement, dated June 14, 2023, by and among Omnia Partners, LLC, Non-Healthcare Holdings LLC, Premier Supply Chain Improvement, Inc., Premier Healthcare Alliance, L.P., Acurity, LLC, Innovatix, LLC, Essensa Ventures, LLC, Premier Healthcare Solutions, Inc. and Premier, Inc.

99.1	Press release of Premier, Inc., dated June 14, 2023.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

*

Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Premier, Inc.

Date: June 15, 2023	By:	/s/ Michael J. Alkire
	Name:	Michael J. Alkire
	Title:	President and Chief Executive Officer